Exhibit 99.1

PRESS RELEASE

Summer Infant Announces Election of Andrew Train

to Board of Directors

WOONSOCKET, R.I., August 30, 2017 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced that Andrew (Drew) Train has been elected as a director of the Company’s Board of Directors effective August 29, 2017. Mr. Train is a co-founder and managing partner of OBERLAND, a branding agency based in New York City.

“Drew’s knowledge of traditional, digital, and social marketing — combined with his breadth of experience both domestically and abroad — will provide an important complement to the skill sets on our Board,” said Robin Marino, Chairwoman of Summer Infant’s Board of Directors. “He will be an invaluable asset as we strive to increase awareness of our brands, strengthen product positioning, and align the Company for higher growth going forward.”

Mr. Train brings nearly 15 years of experience to Summer Infant working with corporate, non-profit, and public sector organizations. Earlier in his career, he worked extensively on such well-known global brands as HSBC, Verizon, UPS, Puma, and Lufthansa in North America and China while at agencies such as J. Walter Thompson, MRM Worldwide, and FCB. In addition, he has received several national and global awards for marketing and public relations through traditional, digital, social and mobile campaigns. Mr. Train holds a B.A. in Economics from the University of Richmond.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery, audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Company Contact:

Chris Witty

Investor Relations

646-438-9385

cwitty@darrowir.com